Exhibit 3.8

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1	Name and Address of Company

Xanthic Biopharma Inc. d.b.a. Green Growth Brands (“Xanthic”)

77 King Street West, Suite 2905

Toronto, Ontario

M5K 1A2

Item 2	Date of Material Change

December 14, 2018

Item 3	News Release

A news release with respect to the material change referred to in this report was issued through CISION on December 14, 2018, a copy of which was filed on SEDAR.

Item 4	Summary of Material Change

Xanthic announced on December 14, 2018 that it has agreed to accept an irrevocable option (“Henderson Option”) to acquire all of the membership interests of Henderson Organic Remedies, LLC (“Henderson Organic”) together with the right to all of Henderson Organic’s free cash flow until exercise of the Henderson Option in consideration of the issuance of (i) a secured loan in the principal amount of USD$15,485,000 (CAD$20,752,000) and (ii) a common share purchase warrant exercisable for 7,609,746 common shares of Xanthic in the aggregate.

Henderson Organic operates a 2,693 square foot medical and retail marijuana dispensary facility located in Henderson, NV. In connection with these transactions, HOR Holdings LLC is expected to acquire all of the membership interests of Henderson Organic.

Item 5	Full Description of Material Change

5.1	Full Description of Material Change

See press release attached hereto as Appendix “A”

5.2	Disclosure for Restructuring Transactions

Not applicable.

Item 6	Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7	Omitted Information

Not applicable.

Item 8	Executive Officer

Further information regarding the matters described in this report may be obtained from David Bhumgara, Chief Financial Officer, who is knowledgeable about the details of the material change and may be contacted at 416-574-4603.

Item 9	Date of Report

December 18, 2018.

Appendix “A”

See attached.

Press release

Green Growth Brands to Acquire Option for Medical and Retail Dispensary in Henderson, Nevada

Potential Acquisition Would Add to GGB’s Expanding Nevada Operations

COLUMBUS, OH, Dec. 14, 2018 /CNW/ - Xanthic Biopharma, Inc. d/b/a Green Growth Brands (CSE: GGB) (GGB or the Company) announced today that it has agreed to accept an irrevocable option (the Henderson Option) to acquire all of the membership interests of Henderson Organic Remedies, LLC (Henderson Organic) together with the right to all of Henderson Organic’s free cash flow until exercise of the Henderson Option in consideration of the issuance of (i) a secured loan (the Loan) in the principal amount of USD$15,485,000 (CAD$20,752,000) and (ii) a common share purchase warrant (the Warrant) exercisable for 7,609,746 common shares of GGB in the aggregate. Henderson Organic operates a 2,693 square foot medical and retail marijuana dispensary facility located in Henderson, NV. In connection with these transactions, HOR Holdings LLC (HOR Holdings) is expected to acquire (the Henderson Acquisition) all of the membership interests of Henderson Organic.

The completion of the Henderson Acquisition and the exercise of the Warrant (which is intended to be satisfied by the issuance of the Henderson Option to GGB) are expected to occur in the first half of 2019 and remain subject to state and municipal regulatory approval and customary conditions of closing. The proposed transactions have been structured to comply with both local and state laws and GGB anticipates exercising the Henderson Option immediately following the later of (i) a change in applicable laws and (ii) the completion of the Henderson Acquisition. The Loan, which was issued on December 13, 2018 to certain members of Henderson Organic, has a maturity date of May 4, 2019, bears interest at a simple annual rate of 6% and is secured against (i) a portion of the payment obligation of Nevada Organic Remedies LLC (NOR), a GGB subsidiary, in favor of the borrowers under the Loan (which portion is equal to the principal amount and accrued interest under the Loan) and (ii) all membership interests of HOR held by the borrowers under the Loan. The Warrant, which was issued to HOR Holdings LLC on December 13, 2018, expires on December 31, 2019 and vests only upon completion of Henderson Acquisition. Once vested, the Warrant is exercisable for an aggregate of 7,609,746 common shares of GGB at an exercise price of CAD$3.16 per share (reflecting the GGB price per share as of the close of trading on December 12, 2018).

GGB currently operates The+Source, the premier Cannabis store in Las Vegas, NV, as well a cultivation and production facility in Las Vegas. The Nevada Department of Taxation awarded GGB seven retail cannabis dispensary licenses on December 5, and the Company recently announced an acquisition regarding expanding its operations into Massachusetts and the acquisition of a cultivation facility in Pahrump, Nevada.

About Green Growth Brands

Green Growth Brands expects to dominate the cannabis and CBD market with a portfolio of emotion-driven brands that people love. Led by Peter Horvath, the GGB team is full of retail and consumer packaged goods experts with decades of experience building successful brands. Join the movement at GreenGrowthBrands.com.

Cautionary Statements:

Certain information in this news release constitutes forward-looking statements under applicable securities law. Any statements that are contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements are often identified by terms such as “may”, “should”, “anticipate”, “expect”, “intend”, “forecast” and similar expressions. Forward-looking statements necessarily involve known and unknown risks, including, without limitation, risks associated with general economic conditions; adverse industry events; marketing costs; loss of markets; future legislative and regulatory developments involving medical and recreational marijuana; inability to access sufficient capital from internal and external sources, and/or inability to access sufficient capital on favorable terms; the marijuana industry in the United States, income tax and regulatory matters; the ability of the Company to implement its business strategies; competition; currency and interest rate fluctuations and other risks, including those factors described under the heading “Risks Factors” in the Company’s Annual Information Form dated November 26, 2018 which is available on the Company’s issuer profile on SEDAR.

Readers are cautioned that the foregoing list is not exhaustive. Readers are further cautioned not to place undue reliance on forward-looking statements as there can be no assurance that the plans, intentions or expectations upon which they are placed will occur. Such information, although considered reasonable by management at the time of preparation, may prove to be incorrect and actual results may differ materially from those anticipated. The forward-looking statements contained in this release is made as of the date hereof and the Company is not obligated to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by applicable securities laws. Forward-looking statements contained in this news release are expressly qualified by this cautionary statement.

This announcement does not constitute an offer, invitation or recommendation to subscribe for or purchase any securities and neither this announcement nor anything contained in it shall form the basis of any contract or commitment. In particular, this announcement does not constitute an offer to sell, or a solicitation of an offer to buy, securities in the United States, or in any other jurisdiction in which such an offer would be illegal.

The securities referred to herein have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or under the securities laws of any state or other jurisdiction of the United States and may not be offered or sold, directly or indirectly, within the United States, unless the securities have been registered under the Securities Act or an exemption from the registration requirements of the Securities Act is available.

SOURCE Green Growth Brands

For further information: For investor relations inquiries, please contact: Julia Fulton, Investor & Public Relations, (614) 505-9880, jfulton@greengrowthbrands.com or Peter Horvath, (614) 508-4222; For media enquiries or interviews, please contact: Wynn Theriault, Thirty Dash Communications, 416-710-3370, wynn@thirtydash.ca or For investor relations inquiries, please contact: Eric Wright, 416-640-2963, ewright@greengrowthbrands.com